EX-99.(e)(2)

November 3, 2015

EXHIBIT A TO DISTRIBUTION AGREEMENT

Series (“Funds”) of GOLDMAN SACHS TRUST II, a Delaware statutory trust (the “Trust”)

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund (formerly Goldman Sachs Multi-Manager Real Assets Fund)

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund

Multi-Manager U.S. Small Cap Equity Fund

GOLDMAN, SACHS & CO.		GOLDMAN SACHS TRUST II

By:	/s/ James A. McNamara	By:	/s/ James A. McNamara
	Name: James A. McNamara		Name: James A. McNamara
	Title: Managing Director		Title: President of the Trust